Exhibit 28 (j) (1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated April 23, 2026, with respect to the financial statements of Federated Hermes MDT Large Cap Core ETF, Federated Hermes MDT Large Cap Growth ETF and Federated Hermes MDT Large Cap Value ETF, each a portfolio of Federated Hermes ETF Trust, as of February 28, 2026, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
April 23, 2026